Exhibit 99.1

Hyperfine, Inc. Reports First Quarter 2026 Financial Results

GUILFORD, Connecticut, May 12, 2026 (GLOBE NEWSWIRE) – Hyperfine, Inc. (Nasdaq: HYPR), the groundbreaking health technology company that has redefined brain imaging with the first FDA-cleared AI-powered portable magnetic resonance (MR) brain imaging system—the Swoop® system—today announced first quarter 2026 financial results and provided a business update.

“Our execution in Q1 was strong. We delivered our second-highest revenue quarter to date with over 80% year-over-year revenue growth, driven by our accelerating commercial engine. We believe the international regulatory clearances we secured, the clinical data we released to the neurology and stroke communities, and the continued momentum in our office and hospital businesses all indicate portable brain MRI is becoming mainstream, and we are leading the charge,” said Maria Sainz, Chief Executive Officer and President of Hyperfine, Inc.

Recent Achievements and Business Highlights

•
Obtained CE Marking and UK Conformity Assessment (UKCA) approval for both the next-generation Swoop® system and the latest Optive AI™ software in Europe.
•
Enrolled first patient in Contrast PMR, a study designed to support a future FDA 510(k) submission to expand the Swoop® system’s intended use to include gadolinium-based contrast agents; enrollment currently is over 50% of target.
•
Presented NEURO-PMR results at the 2026 American Society of Neuroimaging showing high diagnostic value and superior patient experience in neurology clinics.
•
Published paper in Stroke: Vascular and Interventional Neurology (SVIN) demonstrating the Swoop® system’s enhanced stroke detection capabilities.
•
Published paper in Clinical Neuroimaging demonstrating the significant health economic benefit of using the Swoop® system.
•
Began launch activities in India market with first Swoop® system live in clinical use at All India Institute of Medical Sciences (AIIMS), New Delhi.
•
Bolstered balance sheet through $15.0 million debt financing, extending the expected cash runway into 2028, and providing capital for commercial growth.

First Quarter 2026 Financial Results

•
Revenues for the first quarter of 2026 were $3.90 million, increasing 83% compared to $2.14 million in the first quarter of 2025.
•
Sold 10 commercial Swoop® systems in the first quarter of 2026, compared to six in the first quarter of 2025.
•
Gross profit for the first quarter of 2026 was $1.98 million, compared to $0.88 million in the first quarter of 2025, representing 51% gross margin in the first quarter of 2026, compared to 41% gross margin in the first quarter of 2025.
•
Research and development expenses for the first quarter of 2026 were $3.85 million, decreasing 24% compared to $5.04 million in the first quarter of 2025.
•
Sales, marketing, general, and administrative expenses for the first quarter of 2026 were $6.69 million, compared to $6.75 million in the first quarter of 2025.
•
Net loss for the first quarter of 2026 was $8.62 million, equating to a net loss of $0.09 per share, as compared to a net loss of $9.42 million, or a net loss of $0.12 per share, for the first quarter of 2025. The first quarter of 2026 net loss includes a $0.24 million loss from a change in the fair value of warrant liabilities, compared to a $1.62 million gain in the first quarter of 2025.

2026 Financial Guidance

•
Management continues to expect revenue for the full year 2026 to be approximately $20 to $22 million, representing 55% growth at the midpoint as compared to full year 2025.
•
Management continues to expect cash burn1 for the full year 2026 to be approximately $26 to $28 million, representing a 10% decline at the midpoint as compared to full year 2025.

1Cash burn is calculated as change in cash and cash equivalents less net financing proceeds.

Conference Call

Hyperfine, Inc. will host a conference call at 1:30 p.m. PT/ 4:30 p.m. ET on Tuesday, May 12, 2026 to discuss its first quarter 2026 financial results and provide a business update. Those interested in listening should register online by visiting https://investors.hyperfine.io/ and clicking on News & Events. Participants are encouraged to register more than 15 minutes before the start of the call. A live and archived audio webcast will be available through the Investors page of Hyperfine, Inc.’s corporate website at https://investors.hyperfine.io/.

About Hyperfine, Inc. and the Swoop® Portable MR Imaging® Systems

Hyperfine, Inc. (Nasdaq: HYPR) is the groundbreaking health technology company that has redefined brain imaging with the Swoop® system—the first U.S. Food and Drug Administration (FDA)-cleared, portable, ultra-low-field, magnetic resonance brain imaging system capable of providing imaging at multiple points of professional care. The mission of Hyperfine, Inc. is to revolutionize patient care globally through transformational, accessible, clinically relevant diagnostic imaging. Founded by Dr. Jonathan Rothberg in a technology-based incubator called 4Catalyzer, Hyperfine, Inc. scientists, engineers, and physicists developed the Swoop® system out of a passion for redefining brain imaging methodology and how clinicians can apply accessible diagnostic imaging to patient care. For more information, visit hyperfine.io.

The Swoop® Portable MR Imaging® systems are FDA cleared for brain imaging of patients of all ages. They are portable, ultra-low-field magnetic resonance imaging devices for producing images that display the internal structure of the head where full diagnostic examination is not clinically practical. When interpreted by a trained physician, these images provide information that can be useful in determining a diagnosis. The Swoop® system also has CE Mark in the European Union and UKCA Mark in the United Kingdom. The Swoop® system is commercially available in a select number of international markets.

Hyperfine, Swoop, and Portable MR Imaging are registered trademarks of Hyperfine, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual results of Hyperfine, Inc. (the “Company”) may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations about the Company’s financial and operating results, including, the Company’s expected revenue and cash burn for the full year 2026, the Company's cash runway, the Company’s goals and commercial plans, including the Company’s commercial rollout of the Company’s Optive AITM software and next generation Swoop® system, the acceleration of the adoption of the Swoop® system across multiple sites of care in the hospital, neurology office and international markets, the benefits of the Company’s products and services, progress on improvements and advancements in the Company’s products and services, and the Company’s future performance, including its financial performance, and its ability to implement its strategy. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the success, cost and timing of the Company’s product development and commercialization activities, including the degree that the Swoop® system is accepted and used by healthcare professionals; the Company’s ability to grow and manage growth profitably and retain its key employees; changes in applicable laws or regulations; the ability of the Company to raise financing in the future; the ability of the Company to obtain and maintain regulatory clearance or approval for its products, and any related restrictions and limitations of any cleared or approved product; the ability of the Company to identify, in-license or acquire additional technology; the ability of the Company to maintain its existing or future license, manufacturing, supply and distribution agreements and to obtain adequate supply of its products; existing and potential future National Institutes of Health funding pressures; existing and potential future effects from U.S. export controls and tariffs; the ability of the Company to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently marketing or developing; the size and growth potential of the markets for the Company’s products and services, and its ability to serve those markets, either alone or in partnership with others; the pricing of the Company’s products and services and reimbursement for medical procedures conducted using the Company’s products and services; the Company’s ability to successfully complete and generate positive data from the PRIME study, ACTION PMR study, Contrast PMR study, CARE PMR study and NEURO PMR study; the Company’s ability to generate clinical evidence of the benefits of the Company’s products and services and to progress on product advancements and improvements; the Company’s estimates regarding expenses, revenue, capital requirements and needs for additional financing; the Company’s financial performance; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including those under “Risk Factors” therein. The Company cautions readers that the foregoing list of factors is not exclusive and that readers should not place undue reliance upon any forward-looking statements which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Investor Contact
Webb Campbell
Gilmartin Group LLC
webb@gilmartinir.com

HYPERFINE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,778	$35,085
Restricted cash	500	957
Accounts receivable, less allowance of $534 and $1,372 as of March 31, 2026 and December 31, 2025, respectively	3,791	5,254
Unbilled receivables	2,006	1,268
Inventories	6,327	7,090
Prepaid expenses and other current assets	2,631	1,255
Property and equipment, net	56,033	50,909
Other long term assets	2,503	2,549
Total assets	1,803	1,804
LIABILITIES AND STOCKHOLDERS’ EQUITY	$60,339	$55,262
CURRENT LIABILITIES:
Accounts payable	$4,552	$4,051
Deferred grant funding	500	957
Deferred revenue	1,578	1,544
Due to related parties	56	50
Accrued expenses and other current liabilities	3,468	5,130
Total current liabilities	10,154	11,732
Long-term debt, net	13,123	—
Warrant liabilities	1,971	1,730
Long term deferred revenue	713	729
Other noncurrent liabilities	17	66
Total liabilities	25,978	14,257

STOCKHOLDERS' EQUITY
Class A Common stock, $0.0001 par value per share; 600,000,000 shares authorized; 83,464,909 and 82,166,458 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	8	8
Class B Common stock, $0.0001 par value per share; 27,000,000 shares authorized; 15,055,288 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	2	2
Additional paid-in capital	372,990	371,011
Accumulated deficit	(338,639)	(330,016)
Total stockholders' equity	34,361	41,005
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$60,339	$55,262

HYPERFINE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Sales
Device	$3,257	$1,522
Service	646	615
Total sales	$3,903	$2,137
Cost of sales
Device	$1,646	$985
Service	278	269
Total cost of sales	$1,924	$1,254
Gross profit	1,979	883
Operating Expenses:
Research and development	$3,845	$5,037
General and administrative	4,130	4,208
Sales and marketing	2,562	2,540
Total operating expenses	$10,537	$11,785
Loss from operations	$(8,558)	$(10,902)
Interest income	$254	$317
Interest expense	(83)	—
Change in fair value of warrant liabilities	(241)	1,618
Other income (expense), net	5	(451)
Loss before provision for income taxes	$(8,623)	$(9,418)
Provision for income taxes	—	—
Net loss and comprehensive loss	$(8,623)	$(9,418)
Net loss per common share attributable to common stockholders, basic and diluted	$(0.09)	$(0.12)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	97,695,133	75,697,199

HYPERFINE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(8,623)	$(9,418)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	274	229
Stock-based compensation expense	647	945
Loss on disposal of property and equipment, net	5	—
Change in fair value of warrant liabilities	241	(1,618)
Amortization of debt discount and issuance costs	17	—
Other	6	11
Changes in assets and liabilities:
Accounts receivable, net	1,463	626
Unbilled receivables	(738)	412
Inventory	763	1,193
Prepaid expenses and other current assets	(1,401)	(1,241)
Other long term assets	(69)	128
Accounts payable	504	600
Deferred grant funding	(457)	413
Deferred revenue	18	(80)
Due to related parties	6	(7)
Accrued expenses and other current liabilities	(1,667)	(1,435)
Operating lease liabilities, net	3	(7)
Net cash used in operating activities	$(9,008)	$(9,249)
Cash flows from investing activities:
Purchases of property and equipment	(242)	(472)
Net cash used in investing activities	$(242)	$(472)
Cash flows from financing activities:
Proceeds from issuance of debt, net	$13,641	$—
Proceeds from exercise of stock options	42	33
Proceeds from issuance of Class A common stock under “at-the-market” offering program, net	803	129
Proceeds from issuance of Class A common stock with warrants under February 2025 Offering, net	—	5,420
Net cash provided by financing activities	$14,486	$5,582
Net increase (decrease) in cash and cash equivalents and restricted cash	5,236	(4,139)
Cash, cash equivalents and restricted cash, beginning of period	36,042	37,673
Cash, cash equivalents and restricted cash, end of period	$41,278	$33,534
Reconciliation of cash, cash equivalents, and restricted cash reported in the balance sheets
Cash and cash equivalents	$40,778	$33,093
Restricted cash	500	441
Total cash, cash equivalents and restricted cash	$41,278	$33,534
Supplemental disclosure of noncash information:
Issuance of warrants in connection with Loan Agreement, net	$495	$—
Initial measurement of warrant liabilities	$—	$2,858
Unpaid purchase of property and equipment	$28	$509
Unpaid debt issuance and financing costs	$15	$238